UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2014

ROCK CREEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-15324 (Commission File Number)	52-1402131 (IRS Employer Identification No.)

2040 Whitfield Avenue, Suite 300 Sarasota, Florida 34243 (Address of principal executive offices, including zip code) (804) 527-1970 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2014, the Board of Directors of Rock Creek Pharmaceuticals, Inc. (the “Company”) appointed two new directors, Lee M. Canaan and Edward J. McDonnell, to the Board of Directors, each to serve until the Company’s next annual stockholder meeting or until their respective successors are elected and qualified. The Board of Directors has determined that both Ms. Canaan and Mr. McDonnell are “independent” directors under the rules of the NASDAQ Stock Market, although they have not yet been appointed to any standing committees of the Board of Directors.

Ms. Canaan, age 57, has been a portfolio manager and an investment advisor at Braeburn Capital Partners, LLC, a private investment fund, since September 2003. During her time with Braeburn Capital Partners, Ms. Canaan also founded and established the fund’s investment management business. In addition, from September 2011 to November 2012, Ms. Canaan served as the Corporate Development Partner of Quantum Ventures of Michigan, LLC, a private equity firm. Ms. Canaan has also served, since May 2013, as a director and a member of the Audit and Reserves Committees of Equal Energy Ltd. (NYSE: EQU), a publicly traded oil and gas exploration company. Ms. Canaan’s extensive experience in the private equity industry will be valuable to the Company’s Board of Directors as the Company develops and implements strategies to finance its expected pharmaceutical development efforts in connection with its ongoing corporate transition.

Mr. McDonnell, age 69, has been the President of Compliance Management Consulting, an independent consulting practice providing expert witness services, regulatory vulnerability assessments, and compliance management consulting services to FDA regulated industries, since 2000. Mr. McDonnell also worked at the FDA for more than 27 years, in positions such as District Director, New England District Office (1987-1994), Director, Division of Compliance Programs (1977-1987), and Special Assistant to the Director, Office of Compliance (1975-1977). Mr. McDonnell’s extensive experience in working with the FDA and with FDA regulated industries will be valuable to the Company’s Board of Directors as the Company focuses on the development and approval of pharmaceutical products in connection with its ongoing corporate transition.

In connection with their appointment to the Board of Directors as independent directors, Ms. Canaan and Mr. McDonnell each received options, under the Company’s Third Amended and Restated 2008 Incentive Award Plan (the “2008 Plan”), to purchase up to 50,000 shares of the Company’s common stock, 50% of which will be exercisable after one year from the date of grant and 100% of which will be exercisable after two years from the date of grant. In addition, under the 2008 Plan, Ms. Canaan and Mr. McDonnell (as independent directors) will be eligible to receive additional options to purchase 50,000 shares of stock on each anniversary of their initial election to the Board of Directors. Such additional options will be immediately exercisable.

As independent directors, Ms. Canaan and Mr. McDonnell will be compensated in accordance with the Company’s compensation policies for independent directors, which are described in the Company’s proxy statements filed with the Securities and Exchange Commission. Under the Company’s current compensation policies, Ms. Canaan and Mr. McDonnell will each receive a payment of $4,500 for participation in each meeting of the Board of Directors and any committee meeting attended personally and $3,500 for participation in each meeting of the Board of Directors and any committee meeting attended telephonically, subject to a cap of $6,000 for multiple in-person or telephonic meetings on the same day.

There is no arrangement or understanding between Ms. Canaan and any other person pursuant to which Ms. Canaan was selected as a director of the Company, and there are no transactions in which Ms. Canaan has an interest requiring disclosure under Item 404(a) of Regulation S-K.

There is no arrangement or understanding between Mr. McDonnell and any other person pursuant to which Mr. McDonnell was selected as a director of the Company, and there are no transactions in which Mr. McDonnell has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release on August 6, 2014 announcing the appointment of Ms. Canaan and Mr. McDonnell as directors. This press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release, dated August 6, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan
Chairman of the Board and Chief Executive Officer

Date: August 6, 2014